MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made and entered into as of April 6, 2011(the “Effective Date”) by and between Intellimax having a place of business at 555 West Hastings Street, Suite 2320 Vancouver BC V6B4N4 (“Developer”) and Friedman 360, a Limited Liability Company with an address at 56 Quarry Ledge Madison CT 06443("Agency”),

In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows

1	Introduction

This Agreement, along with the applicable Statements of Work, governs the provision of Services (defined below) by Agency for Developer.  This Agreement is a master agreement that sets forth the general terms and conditions of the agreement between Agency and Developer. Each time Developer desires Agency to perform a specific service or project, above and beyond the services set forth between the Agency and Developer will execute a Statement of Work that specifies the requirements for each project and will become a part of this Agreement.

2	Services

2.1
Developer agrees to provide the website and multimedia development services set forth in the Statement of Work, attached hereto and incorporated by reference (the “Services”).  When the services are completed, the finished work product shall be deemed a “Project”.  Agency and Developer hereby agree that the Services will not commence until this Master Services Agreement and the applicable Statement of Work have been executed by both parties, and until Developer has paid Agency 100% of the estimated fee for the Services.

2.2
Unless otherwise agreed in writing by the parties, Agency shall have sole responsibility for acquiring and maintaining its own technology environment, including but not limited to PC's, operating systems, databases, servers, Internet access, networks and hosting.

2.3
Agency shall provide Developer with access to Agency’s technical personnel, facilities, databases, and information as necessary for Developer to perform its obligations under this Agreement.  Agency also agrees to perform those tasks, deliver certain materials and assume those responsibilities specified in the applicable Statement of Work (“Agency Deliverables”). Developer understands that Agency’s performance is dependent on Developer’s timely and effective satisfaction of Developer’s Deliverables and timely decisions and approvals by to Agency.

2.4
In the course of performing the Services, Agency will utilize certain proprietary platforms, software, code, algorithms, and framework (the “Agency Platform”) previously developed by Agency as well as custom software, documentation or other materials specific to the project listed in the Statement of Work (“Work Product”) .  Agency acknowledges and agrees that Developer will retain sole ownership of all intellectual property rights and that such Agency Platform and Work Product shall be deemed licensed to Developer under the terms of the software license in Section 3 below unless otherwise mutually agreed in writing in the applicable Statement of Work.  Developer further acknowledges and agrees that Agency will have no ownership interests in any of the preliminary work product including without limitation working materials, story boards, and beta tests.

3	Intellectual Property Rights

3.1
Upon payment in full of all amounts due under this Agreement, Agency hereby grants to Developer a royalty-free, non-exclusive right and license (the “Software License”) to use the final Work Product for an unlimited period in all territories including any transfer, merger or sale of said work or developer to another company. (Developer agrees not to distribute, reverse engineer or otherwise make available the functionality of the Work Product or any derivative products of the Work Product to any third party unless specified in the applicable Statement of Work.)

3.2
Agency agrees that Developer shall retain ownership of all work products.  Developer hereby grants Agency a non-exclusive license to use the Work Product solely for the purpose of providing the Services.

3.3	Agency agrees that the developer can use work product for corporate branding, logo, marketing or design of marketing materials.

3.4	Agency agrees that developer shall have full and unencumbered ownership of the work product.

4	Fees and Expenses

4.1
Developer shall pay Agency the fees set forth in the applicable Statement of Work in accordance with the terms and conditions therein.  All invoices shall be paid within ten days of receipt thereof.  Developer shall be responsible for the costs, including reasonable attorney’s fees, incurred in connection with Agency’s collection of any past-due amounts under this Agreement.  All payments shall be made in the currency of US Dollars.

4.2	Developer also agrees to reimburse Agency for any reasonable, out-of-pocket expenses incurred in the performance of this Agreement. All expenses must be pre-approved by Developer.

5	Marketing

5.1
Each party shall have the right to use the other party’s name in its promotional materials.  In addition, Agency shall have the right to use the Project on its website or other marketing materials after the Developer or its client has launched the campaign that utilizes the Project.  Developer agrees to credit Agency in all of its promotional materials regarding the Project.

5.2
Developer shall also have the right, upon the completion and launch of the Project, to submit the Project to design or other competitions and will provide the Agency with written notice of such entry.  If Developer does not submit the Project to such competitions, then Agency shall have the right to do so upon written notice to Developer.   Each party will mention or give credit to the other party in connection with any awards that might be won in connection with the Project.

6	Communication

Each party shall designate one party to be its authorized representative.  All communications regarding schedule, budget, design, change orders or other material matters should be communicated by or to such designated representative.  E-mail communications that have been replied to shall be deemed to have been delivered in writing for purposes of this Agreement.  Agency agrees to provide weekly updates via e-mail to the Developer’s representative regarding the status of the Services.

7	Confidentiality

7.1
“Confidential Information” means any information or data (including without limitation any formula, pattern, compilation, program, device, method, technique, or process) that is disclosed by one party (a disclosing party) to the other party (a receiving party) pursuant to this Agreement.  Confidential Information of Agency includes, but is not limited to, the terms of this Agreement; Agency software, as well as the structure, organization, documentation, design, algorithms, methods, templates, data models, data structures, flow charts, logic flow, and screen displays associated with such software; and Agency’s pricing, sales and training materials and procedures.  Confidential Information does not include information that: (a) is or becomes publicly known or available without breach of this Agreement; (b) is received by a receiving party from a third party without breach of any obligation of confidentiality; (c) was previously known by the receiving party as shown by its written records; or (d) was independently developed by the receiving party as shown by its written records.

7.2
A receiving party agrees: (a) to hold the disclosing party’s Confidential Information in strict confidence; and (b) except as expressly authorized by this Agreement, not to, directly or indirectly, use, disclose, copy, transfer or allow access to the Confidential Information.  Notwithstanding the foregoing, a receiving party may disclose Confidential Information of the disclosing party as required by law or court order; in such event, such party shall use its best efforts to inform the other party prior to any such required disclosure.

7.3
Each party acknowledges and agrees that any violation of this Section 7 or the intellectual property rights of Developer may cause the disclosing party irreparable injury for which the disclosing party would have no adequate remedy at law, and that the disclosing party shall be entitled to preliminary and other injunctive relief against the receiving party for any such violation.  Such injunctive relief shall be in addition to, and in no way in limitation of, all other remedies or rights that disclosing party shall have at law or in equity.

7.4
Upon the termination or expiration of this Agreement, the receiving party will return to the disclosing party all the Confidential Information delivered or disclosed to the receiving party, together with all copies in existence thereof at any time made by the receiving party.  The provisions of this Section 7 shall survive any termination of this Agreement.

8	Term and Termination

8.1
Either party may, upon giving the other party at least thirty (30) days written notice identifying specifically the basis for such notice, terminate this Agreement or a Statement of Work for material breach, provided that the breaching party shall not have cured such breach within the thirty (30) day period.

8.2	Developer may terminate this Agreement or any Statement of Work at its convenience by providing at least thirty (30) days prior written notice to Agency.

8.3	The parties agree to work together in good faith to resolve any dispute regarding this Agreement internally and by escalating it to higher levels of management prior to resorting to litigation.

8.4	The terms provided in Sections 3, 5, 7., 8, 9, 10 and 12 of this Agreement shall survive any termination of this Agreement.

8.5	Upon termination of this Agreement, Developer shall pay Agency for all services and expenses previously expended or delivered by Agency prior to such termination.

9	Personnel

9.1
The parties are and intend to be independent contractors with respect to the services contemplated hereunder.  Agency agrees that neither it, its employees nor its contractors shall be considered as having an employee status with Developer.  No form of joint employer, joint venture, partnership, or similar relationship between the parties is intended or hereby created.

9.2
Each party agrees not to hire or solicit for employment any employee(s) or contractor(s) of the other party involved in the performance of this Agreement during the term of any Statement of Work and for a period of one (1) year after final payment is made by Developer therefor, unless otherwise agreed in writing by the other party.

10	Warranty; Liability

10.1
Agency warrants that its Services will be performed in a professional and workmanlike manner in accordance with the applicable Statement of Work.  Agency will reperform any work not in compliance with this warranty brought to its attention within thirty (30) days after the work is performed.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AGENCY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTIES ARISING AS A RESULT OF DEVELOPER USAGE IN THE TRADE OR BY COURSE OF DEALING.

10.2
All liability arising under this Agreement, whether under theory of contract, tort (including negligence), or otherwise, shall be limited to direct damages.  Neither party nor their suppliers shall have any liability to the other party or to any third party, for any incidental, punitive, indirect, special or consequential damages, including but not limited to lost profits, loss of data, cost of recreating lost data, interruption of business, or costs of procurement of substitute goods or services, even if advised of the possibility of such damages, whether under theory of contract, tort (including negligence), strict liability or otherwise.  The aggregate liability of Agency and its suppliers under this Agreement shall not exceed the total Fees paid by Developer to Agency hereunder with respect to the Statement of Work at issue.  Any action by either party must be brought within one (1) year after the cause of action arose.

11	Insurance

11.1	Agency shall maintain in effect during the term the following insurance:

11.2	Commercial General Liability Insurance with contractual coverage with minimum limits of at least $1,000,000 per occurrence and aggregate;

12	Miscellaneous

12.1
Developer warrants that: (1) it will use the Services in a manner consistent with any and all applicable laws and regulations; (2) it owns or has sufficient rights to use and to authorize Agency to use data, information, content and other materials (“Company Content”) provided or made available to Agency; (3) to the best of its knowledge the Company Content does not infringe the intellectual property rights of any third party; and (4) Developer agrees to indemnify and hold Agency harmless from any and all third party claims, damages, losses and liability, including reasonable attorneys’ fees and expenses, arising from or relating to the Services and any products or services offered by means of the Services and/or any breach by Developer of the terms or the Developer’s warranties contained in this Agreement.

12.2
Neither party shall be liable for any failure or delay in the performance of its obligations due to causes beyond the reasonable control of the party affected, including but not limited to war, sabotage, insurrection, riot or other act of civil disobedience, strikes or other labor shortages, act of any government affecting the terms hereof, accident, fire, explosion, flood, hurricane, severe weather or other act of God.

12.3
This Agreement, including all Statements of Work and Exhibits, constitutes the entire understanding of the parties with respect to its subject matter, and supersedes all prior or contemporaneous written and oral agreements with respect to its subject matter.  Except as provided expressly herein, this Agreement shall not be modified, amended, or in any way altered except by a writing executed by both of the parties.  No waiver of any provision of this Agreement, or of any rights or obligations of any party hereunder, will be effective unless in writing and signed by the party waiving compliance.

12.4	Headings used in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement

12.5
Neither party may assign this Agreement without the prior written consent of the other party; provided however that either party may assign this Agreement to the acquirer of all or substantially all of its business, so long as such acquirer agrees in writing to be bound by the terms of this Agreement and notice is provided to the other party within ten (10) days of such transfer of any new entity, address and/or contact(s).

12.6
This Agreement shall be interpreted, construed, and governed by the laws of The State of Connectiut without regard to conflict of law provisions.  The parties agree that in any dispute arising out of this Agreement, jurisdiction and venue shall be in Connectiut, USA,

12.7
All notices required or permitted hereunder shall be in writing, delivered personally or by telephonic facsimile, certified or registered mail, or overnight delivery by an established national delivery service at the respective addresses first set forth above.

12.8
Neither Developer nor Agency shall be precluded from retaining or providing to third parties the same or similar services which are the subject of the Agreement or any Statement of Work; provided, however, that neither party shall use any Confidential Information of the other party in providing services to or receiving services from third parties.

12.9
Each party agrees not to make any statement, or do any act or otherwise conduct itself in such a manner as will or may disparage the other party or its officers, directors, clients, business or services.

Agency:	Developer: Intelimax Media Inc.

By: /s/ Sandra Goldblatt	By: /s/ Glenn Little
Name: Sandra Goldblatt	Name: Glenn Little
Title: Executive Producer	Title: President
Date: April 6, 2011	Date: April 6, 2011

STATEMENT OF WORK

This Statement of Work dated March 28, 2011 is made and entered into by and between Intelimax (“Developer”) and Friedman360 (“Agency”).  This Statement of Work incorporates the terms of the Master Services Agreement between the parties dated April 6, 2011(the “Agency Agreement”).

1	Description

Agency shall develop Gamboozle Website for Developer to be used as a worldwide website.

2.	Agency Deliverables

Agency shall provide the following to Developer in the time period specified below: finished website design and (1) print ad.

3.	Fee

Developer shall pay Agency a fee equal to $250,000.00 USD for the Services.  100% of such fee shall be paid to Agency prior to Agency commencing work on the Project.  All amounts due under this Statement of Work shall be paid on or before the delivery of the Work Product.   Agency and Developer agree that the fee listed above relates to the services to be provided as set forth in Section 3 above.  If the scope of such work changes during the course of development.  Agency and Developer will agree in writing or by email to any change in the scope and the cost, if any, of such change.  Developer shall not be deemed to be delayed in performing its Services if Agency fails to execute a change order in a timely fashion.

4.	Acceptance of Deliverables

Throughout the performance of the Services, Developer shall approve the applicable deliverables in the time period set forth above.

Initials: _________ Developer: __SG_____   Agency: ___GL______